THE CHEFS' WAREHOUSE, INC. 8-K

Exhibit 99.1

The Chefs’ Warehouse Reports Second Quarter 2017 Financial Results
Net Sales Growth of 13.9%
Ridgefield, CT, August 9, 2017 - The Chefs’ Warehouse, Inc. (NASDAQ: CHEF), a premier distributor of specialty food products in the United States and Canada, today reported financial results for its second quarter ended June 30, 2017.

Financial highlights for the second quarter of 2017 compared to the second quarter of 2016:

•	Net sales increased 13.9% to $331.7 million for the second quarter of 2017 from $291.2 million for the second quarter of 2016.

•	GAAP net income was $3.7 million or $0.14 per diluted share, for the second quarter of 2017 compared to net loss of $(8.5) million, or $(0.33) per diluted share, in the second quarter of 2016.

•	Modified pro forma net income per diluted share was $0.14 for the second quarter of 2017 compared to modified pro forma earnings per diluted share $0.15 for the second quarter of 2016.

•	Adjusted EBITDA[1] was $18.1 million for the second quarter of 2017 compared to $15.3 million for the second quarter of 2016.

“The positive momentum we experienced in the first quarter continued into the second quarter. Organic growth was up 10% in Q2 and reported sales growth was up approximately 14%. In addition, we are having success on the bottom line with gross margins up 24 basis points, including a 12 basis point increase in the protein division,” said Chris Pappas, chairman and chief executive officer of The Chefs' Warehouse, Inc. “The investments we made in our infrastructure - additional talent, technology and facilities - are bearing fruit and positioning us well for the future.”

Second Quarter Fiscal 2017 Results

Net sales for the quarter ended June 30, 2017 increased 13.9% to $331.7 million from $291.2 million for the quarter ended June 24, 2016. Organic growth contributed $29.1 million, or 10.0% to sales growth in the quarter. The remaining sales growth of $11.3 million, or 3.9% resulted from the acquisition of MT Food on June 27, 2016. Compared to the second quarter of 2016, organic case count grew approximately 6.4%, while the number of unique customers and placements grew 4.5% and 6.1%, respectively, in our specialty business in the second quarter of 2017. Pounds sold in our protein division increased 1.2% for the second quarter of 2017 compared to the prior year quarter. Internally calculated inflation increased sequentially from the first quarter of 2017 and was approximately 3.8% during the quarter, consisting of 4.3% inflation in our specialty division and 2.8% in our protein division.

Gross profit increased approximately 15.0% to $82.6 million for the second quarter of 2017 from $71.8 million for the second quarter of 2016. Gross profit margin increased approximately 24 basis points to 24.9% from 24.7%, due in part to an increased mix of business from our specialty division. Gross profit margins increased approximately 12 basis points in the Company’s specialty division and approximately 12 basis points in the protein division.

Total operating expenses increased by approximately 16.2% to $70.4 million for the second quarter of 2017 from $60.6 million for the second quarter of 2016. As a percentage of net sales, operating expenses were 21.2% in the second quarter of 2017 compared to 20.8% in the second quarter of 2016. The increase in the Company’s operating expense ratio is largely attributable to the impact of a prior year $1.5 million gain upon the reduction of the Company’s earn-out liabilities, increased warehouse labor costs, higher fleet

1Please see the Consolidated Statements of Operations at the end of this earnings release for a reconciliation of EBITDA, Adjusted EBITDA, modified pro forma net income and modified pro forma EPS to these measures' most directly comparable GAAP measure.

related expenses, higher compensation costs related to the Company’s management infrastructure and increased bad debt expense, offset in part by leverage on the Company's workman’s comp, health insurance and facility costs.

Operating income for the second quarter of 2017 was $12.2 million compared to $11.2 million for the second quarter of 2016. The increase in operating income was driven primarily by increased gross profit offset in part by, higher operating expenses, as discussed above. As a percentage of net sales, operating income was 3.7% in the second quarter of 2017 compared to 3.9% in the second quarter of 2016.

Total interest expense decreased to $5.9 million for the second quarter of 2017 June 30, 2017 compared to $25.7 million for the second quarter of 2016 due primarily to the prior year $22.3 million prepayment penalty associated with the Company's debt refinancing in June 2016. Exclusive of the prepayment penalty, interest expense increased due to higher levles of debt associated with that refinancing.

Net income for the second quarter of 2017 was $3.7 million, or $0.14 per diluted share, compared to net loss of $(8.5) million, or $(0.33) per diluted share, for the second quarter of 2016.

Adjusted EBITDA1 was $18.1 million for the second quarter of 2017 compared to $15.3 million for the second quarter of 2016. For the second quarter of 2017, modified pro forma net income1 was $3.7 million and modified pro forma EPS1 was $0.14 compared to modified pro forma net income of $3.9 million and modified pro forma EPS of $0.15 for the second quarter of 2016.

Full Year 2017 Guidance
Based on current trends in the business, the Company is providing the following updated financial guidance for fiscal year 2017:

•	Net sales between $1.28 billion and $1.29 billion

•	Gross profit between $325.0 million and $330.0 million

•	Net income between $9.8 million and $10.8 million

•	Net income per diluted share between $0.37 and $0.41

•	Adjusted EBITDA between $64.0 million and $66.4 million

•	Modified pro forma net income per diluted share between $0.38 and $0.42

This guidance is based on an effective tax rate of approximately 41.5% and fully diluted shares of approximately 26.5 million shares. Note that the Company does not expect the outstanding convertible notes to be dilutive and accordingly those convertible shares are not included in the fully diluted share count.

Second Quarter 2017 Earnings Conference Call
The Company will host a conference call to discuss second quarter 2017 financial results today at 5:00 p.m. EST. Hosting the call will be Chris Pappas, chairman and chief executive officer, and John Austin, chief financial officer. The conference call will be webcast live from the Company’s investor relations website at http://investors.chefswarehouse.com/. The call can also be accessed live over the phone by dialing (877) 407-4018, or for international callers (201) 689-8471. A replay will be available one hour after the call and can be accessed by dialing (844) 512-2921 or (412) 317-6671 for international callers; the conference ID is 13665417. The replay will be available until Wednesday, August 16, 2017, and an online archive of the webcast will be available on the Company’s investor relations website for 30 days.

Forward-Looking Statements
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company's business that are not historical facts are "forward-looking statements" that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. The risks and uncertainties which could impact these statements include, but are not limited to, the Company's ability to successfully deploy its operational initiatives to achieve synergies from the acquisition of the Del Monte entities; the Company's sensitivity to general economic conditions, including the current economic environment, changes in disposable income levels and consumer discretionary spending on food-away-from-home purchases; the Company's vulnerability to economic and other developments in the geographic markets in which it operates; the risks of supply chain interruptions due to a lack of long-term contracts, severe weather or more prolonged climate change, work stoppages or otherwise; the risk of loss of customers due to the fact that the Company does not customarily have long-term contracts with its customers; the risks of loss of revenue or reductions in operating margins in the Company’s protein business as a result of competitive pressures within this segment of the Company’s business; changes in the availability or cost of the Company's specialty food products; the ability to effectively price the Company's specialty food products and reduce the Company's expenses; the relatively low margins of the foodservice distribution industry and the Company's and its customers' sensitivity to inflationary and deflationary pressures; the Company's ability to successfully identify, obtain financing for and complete acquisitions of other foodservice distributors and to integrate and realize expected synergies from those acquisitions; the Company's ability to service customers from its new Chicago, San Francisco and Las Vegas distribution centers and the expenses associated therewith; increased fuel cost volatility and expectations regarding the use of fuel surcharges; fluctuations in the wholesale prices of beef, poultry and seafood, including increases in these prices as a result of increases in the cost of feeding and caring for livestock; the loss of key members of the Company's management team and the Company's ability to replace such personnel; and the strain on the Company's infrastructure and resources caused by its growth. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. A more detailed description of these and other risk factors is contained in the Company's most recent annual report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 10, 2017 and other reports filed by the Company with the SEC since that date. The Company is not undertaking to update any information in the foregoing report until the effective date of its future reports required by applicable laws. Any projections of future results of operations are based on a number of assumptions, many of which are outside the Company's control and should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced projections, but it is not obligated to do so.

About The Chefs’ Warehouse
The Chefs' Warehouse, Inc. (http://www.chefswarehouse.com) is a premier distributor of specialty food products in the United States and Canada focused on serving the specific needs of chefs who own and/or operate some of the nation's leading menu-driven independent restaurants, fine dining establishments, country clubs, hotels, caterers, culinary schools, bakeries, patisseries, chocolatiers, cruise lines, casinos and specialty food stores. The Chefs' Warehouse, Inc. carries and distributes more than 43,000 products to more than 28,000 customer locations throughout the United States and Canada.

Contact:
Investor Relations
John Austin, CFO, (718) 684-8415

THE CHEFS' WAREHOUSE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THIRTEEN AND TWENTY-SIX WEEKS ENDED JUNE 30, 2017 AND JUNE 24, 2016
(unaudited, in thousands except share amounts and per share data)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	June 30, 2017	June 24, 2016	June 30, 2017	June 24, 2016

Net Sales	$331,656	$291,209	$619,346	$552,045
Cost of Sales	249,060	219,406	462,846	414,284
Gross Profit	82,596	71,803	156,500	137,761

Operating Expenses	70,433	60,615	141,216	121,213
Operating Income	12,163	11,188	15,284	16,548

Interest Expense	5,880	25,667	11,813	29,323
Loss on Asset Disposal	—	—	—	3
Income (Loss) Before Income Taxes	6,283	(14,479)	3,471	(12,778)

Provision for Income Tax Expense (Benefit)	2,609	(6,024)	1,439	(5,316)

Net Income (Loss)	$3,674	$(8,455)	$2,032	$(7,462)

Net Income (Loss) Per Share:
Basic	$0.14	$(0.33)	$0.08	$(0.29)
Diluted	$0.14	$(0.33)	$0.08	$(0.29)

Weighted Average Common Shares Outstanding:
Basic	25,990,580	25,912,686	25,971,409	25,898,368
Diluted	27,276,575	25,912,686	26,021,439	25,898,368

THE CHEFS' WAREHOUSE, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
AS OF JUNE 30, 2017 AND DECEMBER 30, 2016
(in thousands)

	June 30, 2017	December 30, 2016
	(unaudited)
Cash	$37,004	$32,862
Accounts receivable, net	129,194	128,030
Inventories, net	96,247	87,498
Prepaid expenses and other current assets	11,813	16,101
Total current assets	274,258	264,491

Equipment and leasehold improvements, net	64,860	62,183
Software costs, net	5,422	5,927
Goodwill	167,227	163,784
Intangible assets, net	122,753	131,131
Other assets	3,120	6,022
Total assets	$637,640	$633,538

Accounts payable	$78,267	$65,514
Accrued liabilities	17,279	17,546
Accrued compensation	8,983	9,519
Current portion of long-term debt	4,621	14,795
Total current liabilities	109,150	107,374

Long-term debt, net of current portion	315,493	317,725
Deferred taxes, net	7,686	6,958
Other liabilities	7,989	7,721
Total liabilities	440,318	439,778

Preferred stock	—	—
Common stock	264	263
Additional paid in capital	128,473	127,180
Cumulative foreign currency translation adjustment	(1,950)	(2,186)
Retained earnings	70,535	68,503
Stockholders' equity	197,322	193,760

Total liabilities and stockholders' equity	$637,640	$633,538

THE CHEFS' WAREHOUSE, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE TWENTY-SIX WEEKS ENDED JUNE 30, 2017 AND JUNE 24, 2016
(unaudited, in thousands)

	June 30, 2017	June 24, 2016
Cash flows from operating activities:
Net income (loss)	$2,032	$(7,462)

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	4,227	2,937
Amortization	5,731	5,567
Provision for allowance for doubtful accounts	1,747	1,552
Deferred credits	195	1,423
Deferred taxes	588	790
Amortization of deferred financing fees	1,064	675
Loss on debt extinguishment	—	22,310
Stock compensation	1,614	1,369
Loss on sale of assets	—	3
Change in fair value of contingent earn-out liability	48	(1,815)
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(2,922)	3,215
Inventories	(8,678)	1,735
Prepaid expenses and other current assets	4,304	(11,799)
Accounts payable and accrued liabilities	11,903	(16,559)
Other liabilities	42	(177)
Other assets	(219)	(463)
Net cash provided by operating activities	21,676	3,301

Cash flows from investing activities:
Capital expenditures	(6,370)	(8,034)
Net cash used in investing activities	(6,370)	(8,034)

Cash flows from financing activities:
Payment of debt	(10,444)	(130,474)
Proceeds from issuance of debt	—	301,950
Net change in revolving credit facility	—	(93,382)
Cash paid for deferred financing fees	—	(6,189)
Debt prepayment penalty and other fees	—	(21,219)
Cash paid for contingent earn-out liability	(500)	—
Surrender of shares to pay withholding taxes	(319)	(424)
Net cash (used in) provided by financing activities	(11,263)	50,262

Effect of foreign currency translation on cash and cash equivalents	99	268

Net increase in cash and cash equivalents	4,142	45,797
Cash and cash equivalents at beginning of period	32,862	2,454
Cash and cash equivalents at end of period	$37,004	$48,251

THE CHEFS' WAREHOUSE, INC.
RECONCILIATION OF GAAP NET INCOME (LOSS) PER COMMON SHARE
THIRTEEN AND TWENTY-SIX WEEKS ENDED JUNE 30, 2017 AND JUNE 24, 2016
(unaudited; in thousands except share amounts and per share data)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	June 30, 2017	June 24, 2016	June 30, 2017	June 24, 2016
Numerator:
Net Income (Loss)	$3,674	$(8,455)	$2,032	$(7,462)
Add effect of dilutive securities:
Interest on convertible notes, net of tax	134	—	—	—
Adjusted Net Income (Loss)	$3,808	$(8,455)	$2,032	$(7,462)
Denominator:
Weighted average basic common shares outstanding	25,990,580	25,912,686	25,971,409	25,898,368
Dilutive effect of unvested common shares	48,621	—	50,030	—
Dilutive effect of convertible notes	1,237,374	—	—	—
Weighted average diluted common shares outstanding	27,276,575	25,912,686	26,021,439	25,898,368

Net Income (Loss) Per Share:
Basic	0.14	(0.33)	0.08	(0.29)
Diluted	0.14	(0.33)	0.08	(0.29)

THE CHEFS' WAREHOUSE, INC.
RECONCILIATION OF EBITDA AND ADJUSTED EBITDA TO NET INCOME (LOSS)
FOR THE THIRTEEN AND TWENTY-SIX WEEKS ENDED JUNE 30, 2017 AND JUNE 24, 2016
(unaudited; in thousands)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	June 30, 2017	June 24, 2016	June 30, 2017	June 24, 2016
Net Income (Loss)	$3,674	$(8,455)	$2,032	$(7,462)
Interest expense	5,880	25,667	11,813	29,323
Depreciation	2,105	1,731	4,227	2,937
Amortization	2,911	2,784	5,731	5,567
Provision for income tax (benefit) expense	2,609	(6,024)	1,439	(5,316)
EBITDA (1)	17,179	15,703	25,242	25,049

Adjustments:
Stock compensation (2)	870	809	1,614	1,369
Duplicate rent (3)	—	129	86	432
Integration and deal costs/third party transaction costs (4)	—	49	—	272
Change in fair value of earn-out obligation (5)	24	(1,470)	48	(1,815)
Moving expenses (6)	24	108	374	412

Adjusted EBITDA (1)	$18,097	$15,328	$27,364	$25,719

1.
We are presenting EBITDA and Adjusted EBITDA, which are not measurements determined in accordance with the U.S. generally accepted accounting principles, or GAAP, because we believe these measures provide additional metrics to evaluate our operations and which we believe, when considered with both our GAAP results and the reconciliation to net income, provide a more complete understanding of our business than could be obtained absent this disclosure. We use EBITDA and Adjusted EBITDA, together with financial measures prepared in accordance with GAAP, such as revenue and cash flows from operations, to assess our historical and prospective operating performance and to enhance our understanding of our core operating performance. The use of EBITDA and Adjusted EBITDA as performance measures permits a comparative assessment of our operating performance relative to our performance based upon GAAP results while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies.

2.	Represents non-cash stock compensation expense associated with awards of restricted shares of our common stock and stock options to our key employees and our independent directors.

3.	Represents duplicate rent expense for our Bronx, NY, Chicago, IL and San Francisco, CA distribution facilities.

4.	Represents transaction related costs incurred to complete and integrate acquisitions, including due diligence, legal, integration, and cash and non-cash stock transaction bonuses.

5.	Represents the non-cash change in fair value of contingent earn-out liabilities related to our acquisitions.

6.	Represents moving expenses for the consolidation of our Chicago, IL, San Francisco, CA, Los Angeles, CA and Miami, FL facilities.

THE CHEFS' WAREHOUSE, INC.
RECONCILIATION OF MODIFIED PRO FORMA NET INCOME TO NET INCOME (LOSS)
THIRTEEN AND TWENTY-SIX WEEKS ENDED JUNE 30, 2017 AND JUNE 24, 2016
(unaudited; in thousands except share amounts and per share data)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	June 30, 2017	June 24, 2016	June 30, 2017	June 24, 2016
Net Income (Loss)	$3,674	$(8,455)	$2,032	$(7,462)

Adjustments to Reconcile Net Income (Loss) to Modified Pro Forma Net Income (1):
Duplicate rent (2)	—	129	86	432
Integration and deal costs/third party transaction costs (3)	—	49	—	272
Moving expenses (4)	24	108	374	412
Change in fair value of earn-out obligation (5)	24	(1,470)	48	(1,815)
Loss on early extinguishment of debt	—	22,310	—	22,310
Tax effect of adjustments (6)	(20)	(8,788)	(211)	(8,990)

Total Adjustments	28	12,338	297	12,621

Modified Pro Forma Net Income	$3,702	$3,883	$2,329	$5,159

Diluted Earnings per Share - Modified Pro Forma	$0.14	$0.15	$0.09	$0.20

Diluted Shares Outstanding - Modified Pro Forma	27,276,575	27,201,355	26,021,439	25,943,433

1.
We are presenting modified pro forma net income and modified pro forma earnings per share (EPS), which are not measurements determined in accordance with U.S. generally accepted accounting principles, or GAAP, because we believe these measures provide additional metrics to evaluate our operations and which we believe, when considered with both our GAAP results and the reconciliation to net income available to common stockholders, provide a more complete understanding of our business than could be obtained absent this disclosure. We use modified pro forma net income available to common stockholders and modified pro forma EPS, together with financial measures prepared in accordance with GAAP, such as revenue and cash flows from operations, to assess our historical and prospective operating performance and to enhance our understanding of our core operating performance. The use of modified pro forma net income available to common stockholders and modified pro forma EPS as performance measures permits a comparative assessment of our operating performance relative to our performance based upon our GAAP results while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies.

2.	Represents duplicate rent expense for our Bronx, NY, Chicago, IL and San Francisco, CA distribution facilities.

3.	Represents transaction related costs incurred to complete and integrate acquisitions, including due diligence, legal, integration and cash and non-cash stock transaction bonuses.

4.	Represents moving expenses for the consolidation of our Chicago, IL, San Francisco, CA, Los Angeles, CA and Miami, FL facilities.

5.	Represents the non-cash change in fair value of contingent earn-out liabilities related to our acquisitions.

6.	Represents the tax effect of items 2 through 5 above.

THE CHEFS' WAREHOUSE, INC.
RECONCILIATION OF MODIFIED PRO FORMA NET INCOME PER COMMON SHARE
THIRTEEN AND TWENTY-SIX WEEKS ENDED JUNE 30, 2017 AND JUNE 24, 2016
(unaudited; in thousands except share amounts and per share data)

	Thirteen Weeks Ended		Twenty-six Weeks Ended
	June 30, 2017	June 24, 2016	June 30, 2017	June 24, 2016
Numerator:
Modified Pro Forma Net Income	$3,702	$3,883	$2,329	$5,159
Add effect of dilutive securities:
Interest on convertible notes, net of tax	134	134	—	—
Adjusted Modified Pro Forma Net Income	$3,836	$4,017	$2,329	$5,159
Denominator:
Weighted average basic common shares outstanding	25,990,580	25,912,686	25,971,409	25,898,368
Dilutive effect of unvested common shares	48,621	51,295	50,030	45,065
Dilutive effect of convertible notes	1,237,374	1,237,374	—	—
Weighted average diluted common shares outstanding	27,276,575	27,201,355	26,021,439	25,943,433

Modified Pro Forma Net Income per share:
Diluted	$0.14	$0.15	$0.09	$0.20

THE CHEFS' WAREHOUSE, INC.
RECONCILIATION OF ADJUSTED EBITDA GUIDANCE FOR FISCAL 2017
(unaudited; in thousands)

	Low-End Guidance	High-End Guidance
Net Income:	$9,800	$10,800
Provision for income tax expense	7,000	7,700
Depreciation & amortization	21,000	21,000
Interest expense	22,400	23,000
EBITDA (1)	60,200	62,500

Adjustments:
Stock compensation (2)	3,300	3,400
Duplicate occupancy and moving costs (3)	500	500

Adjusted EBITDA (1)	$64,000	$66,400

1.
We are presenting estimated EBITDA and Adjusted EBITDA, which are not measurements determined in accordance with the U.S. generally accepted accounting principles, or GAAP, because we believe these measures provide additional metrics to evaluate our currently estimated results and which we believe, when considered with both our estimated GAAP results and the reconciliation to our estimated net income, provide a more complete understanding of our business than could be obtained absent this disclosure. We use EBITDA and Adjusted EBITDA, together with financial measures prepared in accordance with GAAP, such as revenue and cash flows from operations, to assess our historical and prospective operating performance and to enhance our understanding of our performance relative to our performance based upon GAAP results while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies.

2.	Represents non-cash stock compensation expense expected to be associated with awards of restricted shares of our common stock to our key employees and our independent directors.

3.
Represents occupancy costs, including rent, utilities and insurance, and moving costs expected to be incurred in connection with the Company's facility consolidations while we are unable to use those facilities.

THE CHEFS' WAREHOUSE, INC.
2017 FULLY DILUTED EPS GUIDANCE RECONCILIATION TO 2017 MODIFIED
PRO FORMA FULLY DILUTED EPS GUIDANCE (1)(2)

	Low-End	High-End
	Guidance	Guidance

Net income per diluted share	$0.37	$0.41

Duplicate occupancy and moving costs (3)	0.01	0.01

Modified pro forma net income per diluted share	$0.38	$0.42

1.
We are presenting estimated modified pro forma EPS, which is not a measurement determined in accordance with U.S. generally accepted accounting principles, or GAAP, because we believe this measure provides an additional metric to evaluate our currently estimated results and which we believe, when considered with both our estimated GAAP results and the reconciliation to estimated net income per diluted share, provides a more complete understanding of our expectations for our business than could be obtained absent this disclosure. We use modified pro forma EPS, together with financial measures prepared in accordance with GAAP, such as revenue and cash flows from operations, to assess our historical and prospective operating performance and to enhance our understanding of our core operating performance. The use of modified pro forma EPS as a performance measure permits a comparative assessment of our expectations regarding our estimated operating performance relative to our estimated operating performance based on our GAAP results while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies.

2.	Guidance is based upon an estimated effective tax rate of 41.5% and an estimated fully diluted share count of approximately 26.5 million shares.

3.
Represents occupancy costs, including rent, utilities and insurance, and moving costs expected to be incurred in connection with the Company's facility consolidations while we are unable to use those facilities.